As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, MI 48226

(Address including zip code of Principal Executive Offices)

Ally Financial Inc. Incentive Compensation Plan

Ally Financial Inc. Non-Employee Directors Equity Compensation Plan

Ally Financial Inc. Employee Stock Purchase Plan

(Full title of the plans)

David J. DeBrunner

Chief Accounting Officer and Corporate Controller

Ally Detroit Center

500 Woodward Avenue

Detroit, MI 48226

(866) 710-4623

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Marc Trevino, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (1)(4)(5)
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Ally Financial Inc. Incentive Compensation Plan	28,949,372	$50.38	$1,458,469,361	$159,119.01
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Ally Financial Inc. Non-Employee Directors Equity Compensation Plan	878,285	$50.38	$44,247,998	$4,827.46
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Ally Financial Inc. Employee Stock Purchase Plan	7,000,000	$50.38	$352,660,000	$38,475.21
Total Common Stock	36,827,657	$50.38	$1,855,377,360	$202,421.67

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) relates to 19,800,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Ally Financial Inc. (the “Registrant”) issuable as follows (i) 12,000,000 shares of Common Stock issuable pursuant to the Ally Financial Inc. Incentive Compensation Plan (the “2021 Plan”), (ii) 800,000 shares of Common Stock issuable pursuant to the Ally Financial Inc. Non-Employee Directors Equity Compensation Plan (the “2021 Director Plan”) and (iii) 7,000,000 shares of Common Stock issuable pursuant to the Ally Financial Inc. Employee Stock Purchase Plan (the “ESPP” and together with the 2021 Plan and the 2021 Director Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under any of the Plans by reason of any stock dividend, stock split or other similar transaction. Pursuant to General Instruction E of Form S-8, 17,027,657 shares of Common Stock are being carried forward to this Registration Statement (“Carryover Shares”) that were previously registered in connection with the 2014 Ally Financial Inc. Incentive Compensation Plan and the 2014 Ally Financial Inc. Non-Employee Directors Equity Compensation Plan pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 001-03754) filed and effective April 9, 2014 (the “April 2014 Registration Statement”) and that will be eligible for issuance under the Plans. The Registrant is contemporaneously filing a post-effective amendment to the April 2014 Registration Statement to deregister the Carryover Shares with respect to the April 2014 Registration Statement.

(2)	This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and other adjustment provisions of the Plan.
(3)

Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with Rules 457(c) and (h)(1) and is calculated based upon the average of the high and low sales prices of the Common Stock on August 3, 2021, as reported on the New York Stock Exchange Composite Tape.

(4)	Rounded up to the nearest penny.
(5)

A registration fee of $54,828.99 with respect to the Carryover Shares was previously paid upon the filing of the April 2014 Registration Statement (out of a total registration fee of $125,132.97). Therefore, no further registration fee is required with respect to the Carryover Shares. The Registrant is paying registration fees solely with respect to the 19,800,000 shares of Common Stock newly registered hereby. See note (1) above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission (File No. 001-03754) and, other than any furnished information, are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 2020 (including information specifically incorporated by reference into the Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2021);

(b) Quarterly Reports on Form 10-Q for the quarterly period ended on March 31, 2021 and June 30, 2021;

(c) Current Reports on Form 8-K filed on January 12, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), April 22, 2021 (two filings), May 5, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), June 2, 2021 (two filings) and July 13, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01).

(d) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the end of the fiscal year covered by the form referred to in (a) above.

(d) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A, dated April 8, 2014, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered pursuant to the Plans will be passed upon by Jeffrey A. Belisle, Esq., Associate General Counsel and Corporate Secretary of the Registrant. Jeffrey A. Belisle is regularly employed by the Registrant, participates in various Registrant employee benefit plans under which he may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated as of March 14, 2014 (Exchange Act File No. 001-03754))

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated as of October 11, 2019 (Exchange Act File No. 001-03754))

5	Opinion of Jeffrey A. Belisle, Esq. (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Jeffrey A. Belisle, Esq. (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Ally Financial Inc. Incentive Compensation Plan (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement, dated as of March 16, 2021 (Exchange Act File No. 001-03754)).

99.2	Ally Financial Inc. Non-Employee Directors Equity Compensation Plan (incorporated herein by reference to Appendix C to the Registrant’s Definitive Proxy Statement, dated as of March 16, 2021 (Exchange Act File No. 001-03754)).

99.3	Ally Financial Inc. Employee Stock Purchase Plan (incorporated herein by reference to Appendix D to the Registrant’s Definitive Proxy Statement, dated as of March 16, 2021 (Exchange Act File No. 001-03754)).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 6th day of August, 2021.

Ally Financial Inc.

By:	/s/ Jeffrey J. Brown
Name:	Jeffrey J. Brown
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints David J. DeBrunner as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Brown Jeffrey J. Brown	Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2021

/s/ Jennifer A. LaClair Jennifer A. LaClair	Chief Financial Officer (Principal Financial Officer)	August 6, 2021

/s/ David J. DeBrunner David J. DeBrunner	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	August 6, 2021

/s/ Franklin W. Hobbs Franklin W. Hobbs	Chairman, Director	August 6, 2021

/s/ Kenneth J. Bacon Kenneth J. Bacon	Director	August 6, 2021

/s/ Katryn Shineman Blake Katryn Shineman Blake	Director	August 6, 2021

/s/ Maureen A. Breakiron-Evans Maureen A. Breakiron-Evans	Director	August 6, 2021

/s/ William H. Cary William H. Cary	Director	August 6, 2021

/s/ Mayree C. Clark Mayree C. Clark	Director	August 6, 2021

/s/ Kim S. Fennebresque Kim S. Fennebresque	Director	August 6, 2021

/s/ Marjorie Magner Marjorie Magner	Director	August 6, 2021

/s/ Brian H. Sharples Brian H. Sharples	Director	August 6, 2021

/s/ John J. Stack John J. Stack	Director	August 6, 2021

/s/ Michael F. Steib Michael F. Steib	Director	August 6, 2021